QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 433
Registration No. 333-145980
August 6, 2008

 U.S.$1,500,000,000
TransCanada PipeLines Limited

6.50% Senior Notes due 2018
7.25% Senior Notes due 2038

Issuer:	TransCanada PipeLines Limited
Security:	6.50% Senior Notes due 2018
Size:	U.S.$850,000,000
Maturity Date:	August 15, 2018
Coupon:	6.50%
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2009
Price to Public:	99.926%
Benchmark Treasury:	3.875% due May 15, 2018
Benchmark Treasury Yield:	4.060%
Spread to Benchmark Treasury:	+245 bp
Yield:	6.510%
Make-Whole Call:	At any time at the greater of par or a discount rate of Treasury plus 40 basis points
Trade Date:	August 6, 2008
Settlement Date:	August 11, 2008
CUSIP:	89352H AF6
Anticipated Ratings:	A3 by Moody's Investors Service, Inc. A- by Standard & Poor's Ratings Services A by DBRS Limited
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.
Co-Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Lazard Capital Markets LLC Mizuho Securities USA Inc. SG Americas Securities, LLC

Issuer:	TransCanada PipeLines Limited
Security:	7.25% Senior Notes due 2038
Size:	U.S.$650,000,000
Maturity Date:	August 15, 2038
Coupon:	7.25%
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2009
Price to Public:	99.962%
Benchmark Treasury:	5.000% due May 15, 2037
Benchmark Treasury Yield:	4.703%
Spread to Benchmark Treasury:	+255 bp
Yield:	7.253%
Make-Whole Call:	At any time at the greater of par or a discount rate of Treasury plus 40 basis points
Trade Date:	August 6, 2008
Expected Settlement Date:	August 11, 2008
CUSIP:	89352H AE9
Anticipated Ratings:	A3 by Moody's Investors Service, Inc. A- by Standard & Poor's Ratings Services A by DBRS Limited
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.
Co-Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Lazard Capital Markets LLC Mizuho Securities USA Inc. SG Americas Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (877) 858-5407 or J.P. Morgan Securities Inc. collect at (212) 834-4533.

QuickLinks

U.S.$1,500,000,000 TransCanada PipeLines Limited 6.50% Senior Notes due 2018 7.25% Senior Notes due 2038